Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors of Phillips 66 Partners GP LLC and
Unitholders of Phillips 66 Partners LP

We have audited the accompanying consolidated balance sheet of Phillips 66 Partners LP as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the management of the Partnership’s general partner, Phillips 66 Partners GP LLC. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of DCP Sand Hills Pipeline, LLC and DCP Southern Hills Pipeline, LLC (the “Pipelines”). The Partnership accounts for its 33.34% interest in each of the Pipelines using the equity method of accounting. In the consolidated financial statements, the Partnership’s total investment in the Pipelines is stated at $643.4 million as of December 31, 2015, and the Partnership’s total equity in net income of the Pipelines is stated at $62.3 million for the year ended December 31, 2015. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for the Pipelines, is based solely on the reports of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Phillips 66 Partners LP at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Houston, Texas
May 2, 2016

Report of Independent Registered Public Accounting Firm

To the Members of
DCP Sand Hills Pipeline, LLC
Denver, Colorado

We have audited the consolidated balance sheet of DCP Sand Hills Pipeline, LLC and subsidiaries (the “Company”) as of December 31, 2015, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2015, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 12, 2016

Report of Independent Registered Public Accounting Firm

To the Members of
DCP Southern Hills Pipeline, LLC
Denver, Colorado

We have audited the consolidated balance sheet of DCP Southern Hills Pipeline, LLC and subsidiaries (the “Company”) as of December 31, 2015, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2015, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 12, 2016

Consolidated Statement of Income	Phillips 66 Partners LP

	Millions of Dollars
Years Ended December 31	2015*	2014*	2013*
Revenues and Other Income
Operating revenues—related parties	$273.9	222.9	181.9
Operating revenues—third parties	5.0	6.1	5.1
Equity in earnings of affiliates	77.1	—	—
Other income	5.4	0.1	0.2
Total revenues and other income	361.4	229.1	187.2

Costs and Expenses
Operating and maintenance expenses	84.1	54.2	59.8
Depreciation	25.5	16.2	14.3
General and administrative expenses	30.7	26.9	18.4
Taxes other than income taxes	11.6	4.2	4.8
Interest and debt expense	33.9	5.3	0.3
Other expenses	0.1	0.1	—
Total costs and expenses	185.9	106.9	97.6
Income before income taxes	175.5	122.2	89.6
Provision for income taxes	0.4	0.8	0.5
Net Income	175.1	121.4	89.1
Less: Net income (loss) attributable to Predecessors	(19.1)	5.4	60.2
Net income attributable to the Partnership	194.2	116.0	28.9
Less: General partner’s interest in net income attributable to the Partnership	41.0	8.3	0.6
Limited partners’ interest in net income attributable to the Partnership	$153.2	107.7	28.3

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (dollars)
Common units	$2.02	1.48	0.40
Subordinated units—Phillips 66	1.24	1.45	0.40

Cash Distributions Paid Per Limited Partner Unit (dollars)	$1.5380	1.1176	0.1548

Average Limited Partner Units Outstanding—Basic and Diluted
Common units—public	23,376,421	18,888,750	18,888,750
Common units—Phillips 66	44,797,469	19,379,621	16,328,362
Subordinated units—Phillips 66	12,736,051	35,217,112	35,217,112
*Financial information has been retrospectively adjusted for the Sweeny Fractionator Acquisition.
See Notes to Consolidated Financial Statements.

Consolidated Statement of Comprehensive Income	Phillips 66 Partners LP

	Millions of Dollars
	2015*	2014*	2013*

Net Income	$175.1	121.4	89.1
Other comprehensive income	—	—	—
Comprehensive Income	$175.1	121.4	89.1
*Financial information has been retrospectively adjusted for the Sweeny Fractionator Acquisition.
See Notes to Consolidated Financial Statements.

Consolidated Balance Sheet	Phillips 66 Partners LP

	Millions of Dollars
At December 31	2015*	2014*
Assets
Cash and cash equivalents	$50.3	15.9
Accounts receivable—related parties	21.4	21.5
Accounts receivable—third parties	3.3	1.5
Materials and supplies	4.5	2.2
Other current assets	4.2	2.7
Total Current Assets	83.7	43.8
Equity investments	944.9	—
Net properties, plants and equipment	1,625.2	1,010.6
Goodwill	2.5	2.5
Intangibles	—	8.4
Deferred rentals—related parties	5.6	5.9
Deferred tax assets	0.1	0.5
Other assets	0.7	0.9
Total Assets	$2,662.7	1,072.6

Liabilities
Accounts payable—related parties	$3.9	18.0
Accounts payable—third parties	66.9	112.4
Payroll and benefits payable	0.7	0.2
Accrued property and other taxes	7.5	3.1
Accrued interest	16.9	3.6
Current portion of accrued environmental costs	0.8	—
Deferred revenues—related parties	4.6	0.6
Other current liabilities	0.1	0.3
Total Current Liabilities	101.4	138.2
Notes payable—related parties	241.0	499.6
Long-term debt	1,090.7	18.0
Asset retirement obligations	3.4	3.5
Accrued environmental costs	0.8	—
Deferred income taxes	0.3	—
Deferred revenues—related parties—long-term	10.9	0.5
Total Liabilities	1,448.5	659.8

Equity
Net investment—Predecessors	824.1	340.6
Common unitholders—public (2015—24,138,750 units issued and outstanding; 2014—18,888,750 units issued and outstanding)	808.9	415.3
Common unitholder—Phillips 66 (2015—58,349,042 units issued and outstanding; 2014—20,938,498 units issued and outstanding)	233.0	57.1
Subordinated unitholder—Phillips 66 (2015—0 units issued and outstanding; 2014—35,217,112 units issued and outstanding)	—	116.8
General partner—Phillips 66 (2015—1,683,425 units issued and outstanding; 2014—1,531,518 units issued and outstanding)	(650.3)	(517.0)
Accumulated other comprehensive loss	(1.5)	—
Total Equity	1,214.2	412.8
Total Liabilities and Equity	$2,662.7	1,072.6
*Financial information has been retrospectively adjusted for the Sweeny Fractionator Acquisition.
See Notes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows	Phillips 66 Partners LP

	Millions of Dollars
Years Ended December 31	2015*	2014*	2013*
Cash Flows From Operating Activities
Net income	$175.1	121.4	89.1
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	25.5	16.2	14.3
Deferred rentals—related parties	0.4	0.4	(0.3)
Accrued environmental costs	0.8	—	(1.1)
Undistributed equity earnings	(0.1)	—	—
Deferred taxes	—	0.3	0.1
Deferred revenues—related parties—long-term	10.9	0.5	—
Other	1.8	0.3	0.2
Working capital adjustments
Decrease (increase) in accounts receivable	(1.7)	(11.3)	(11.0)
Decrease (increase) in materials and supplies	(2.2)	(0.2)	(0.3)
Decrease (increase) in other current assets	(1.6)	(0.3)	(2.2)
Increase (decrease) in accounts payable	(3.2)	9.6	6.3
Increase (decrease) in accrued interest	13.2	1.9	—
Increase (decrease) in deferred revenues	4.0	0.5	—
Increase (decrease) in environmental accruals	0.8	—	(6.0)
Increase (decrease) in other accruals	4.9	0.8	0.7
Net Cash Provided by Operating Activities	228.6	140.1	89.8

Cash Flows From Investing Activities
Sand Hills/Southern Hills/Explorer equity investment acquisition**	(734.3)	—	—
Gold Line/Medford acquisition**	—	(138.0)	—
Bayway/Ferndale/Cross-Channel acquisition**	—	(28.0)	—
Cash capital expenditures and investments**	(872.5)	(545.7)	(102.6)
Return of investment from equity affiliates	12.1	—	—
Net Cash Used in Investing Activities	(1,594.7)	(711.7)	(102.6)

Cash Flows From Financing Activities
Net contributions from Phillips 66 to Predecessors	502.6	399.8	41.7
Project prefunding from Phillips 66	—	2.2	3.0
Issuance of debt	1,321.7	116.0	—
Repayment of debt	(498.6)	(10.0)	—
Issuance of common units	396.4	—	434.4
Offering costs	(12.5)	—	(30.0)
Debt issuance costs	(9.9)	(0.7)	(0.1)
Distributions to General Partner associated with acquisitions**	(145.7)	(262.0)	—
Quarterly distributions to common unitholders—public	(35.3)	(21.2)	(2.9)
Quarterly distributions to common unitholder—Phillips 66	(63.3)	(21.4)	(2.5)
Quarterly distributions to subordinated unitholder—Phillips 66	(25.0)	(39.3)	(5.5)
Quarterly distributions to General Partner—Phillips 66	(29.9)	(4.6)	(0.2)
Other cash contributions from Phillips 66	—	3.6	—
Net Cash Provided by Financing Activities	1,400.5	162.4	437.9

Net Change in Cash and Cash Equivalents	34.4	(409.2)	425.1
Cash and cash equivalents at beginning of period	15.9	425.1	—
Cash and Cash Equivalents at End of Period	$50.3	15.9	425.1
* Financial information has been retrospectively adjusted for the Sweeny Fractionator Acquisition.
** See Note 19—Cash Flow Information for additional information.
See Notes to Consolidated Financial Statements.

Consolidated Statement of Changes in Equity	Phillips 66 Partners LP

	Millions of Dollars
	Partnership
	Common Unitholders Public	Common Unitholder Phillips 66	Subordinated Unitholder Phillips 66	General Partner Phillips 66	Accum. Other Comprehensive Loss	Net Investment Predecessors*	Total*

December 31, 2012	$—	—	—	—	—	242.1	242.1
Net income attributable to Predecessors	—	—	—	—	—	60.2	60.2
Net contributions from Phillips 66—Predecessors	—	—	—	—	—	41.7	41.7
Project prefunding from Phillips 66	—	—	—	—	—	3.0	3.0
Allocation of net investment to unitholders	—	44.6	96.1	11.1	—	(151.8)	—
Proceeds from initial public offering, net of offering costs	404.4	—	—	—	—	—	404.4
Net income attributable to the Partnership	7.6	6.5	14.2	0.6	—	—	28.9
Quarterly cash distributions to unitholders and General Partner	(2.9)	(2.5)	(5.5)	(0.2)	—	—	(11.1)
Other contributions from Phillips 66	—	—	0.1	—	—	—	0.1
December 31, 2013	409.1	48.6	104.9	11.5	—	195.2	769.3
Net income attributable to Predecessors	—	—	—	—	—	5.4	5.4
Net contributions from Phillips 66—Predecessors	—	—	—	—	—	414.6	414.6
Contributions from Phillips 66 prior to acquisitions	—	—	—	—	—	4.0	4.0
Project prefunding from Phillips 66	—	—	—	—	—	2.2	2.2
Allocation of net investment—Predecessors and deemed net distributions to General Partner	—	—	—	(535.7)	—	(280.8)	(816.5)
Issuance of units associated with acquisitions	—	0.8	—	—	—	—	0.8
Net income attributable to the Partnership	27.4	29.1	51.2	8.3	—	—	116.0
Quarterly cash distributions to unitholders and General Partner	(21.2)	(21.4)	(39.3)	(4.6)	—	—	(86.5)
Other contributions from Phillips 66	—	—	—	3.5	—	—	3.5
December 31, 2014	415.3	57.1	116.8	(517.0)	—	340.6	412.8
Net loss attributable to Predecessors	—	—	—	—	—	(19.1)	(19.1)
Net contributions from Phillips 66—Predecessors	—	—	—	—	—	502.6	502.6
Issuance of common units	383.9	—	—	—	—	—	383.9
Conversion of subordinated units	—	107.6	(107.6)	—	—	—	—
Deemed net distributions to General Partner associated with acquisitions	—	5.1	—	(150.1)	—	—	(145.0)
Issuance of units associated with acquisitions	—	34.1	—	0.7	—	—	34.8
Net income attributable to the Partnership	45.0	92.4	15.8	41.0	—	—	194.2
Accumulated other comprehensive loss	—	—	—	—	(1.5)	—	(1.5)
Quarterly cash distributions to unitholders and General Partner	(35.3)	(63.3)	(25.0)	(29.9)	—	—	(153.5)
Other contributions from Phillips 66	—	—	—	5.0	—	—	5.0
December 31, 2015	$808.9	233.0	—	(650.3)	(1.5)	824.1	1,214.2
*Financial information has been retrospectively adjusted for the Sweeny Fractionator Acquisition.
See Notes to Consolidated Financial Statements.

Consolidated Statement of Changes in Equity	Phillips 66 Partners LP

	Common Units Public	Common Units Phillips 66	Subordinated Units Phillips 66	General Partner Units Phillips 66	Total Units

Units issued in July 2013	18,888,750	16,328,362	35,217,112	1,437,433	71,871,657
December 31, 2013	18,888,750	16,328,362	35,217,112	1,437,433	71,871,657
Units issued associated with acquisitions	—	4,610,136	—	94,085	4,704,221
December 31, 2014	18,888,750	20,938,498	35,217,112	1,531,518	76,575,878
Units issued associated with the public equity offering	5,250,000	—	—	—	5,250,000
Units issued associated with acquisitions	—	2,193,432	—	151,907	2,345,339
Subordinated unit conversion	—	35,217,112	(35,217,112)	—	—
December 31, 2015	24,138,750	58,349,042	—	1,683,425	84,171,217
See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements	Phillips 66 Partners LP

Note 1—Business and Basis of Presentation
Unless otherwise stated or the context otherwise indicates, all references to “Phillips 66 Partners,” “the Partnership,” “us,” “our,” “we,” or similar expressions refer to Phillips 66 Partners LP, including its consolidated subsidiaries. References to Phillips 66 may refer to Phillips 66 and/or its subsidiaries, depending on the context.

Description of the Business
We are a Delaware limited partnership formed in 2013 by Phillips 66 Company and Phillips 66 Partners GP LLC (our General Partner), both wholly owned subsidiaries of Phillips 66. On August 1, 2015, Phillips 66 Company transferred all of its limited partner interest in us and its 100 percent interest in Phillips 66 Partners GP LLC to its wholly owned subsidiary, Phillips 66 Project Development Inc. (Phillips 66 PDI). We are a growth-oriented master limited partnership formed to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum products and natural gas liquids (NGL) pipelines, terminals and other transportation and midstream assets. On July 26, 2013, we completed our initial public offering (the Offering), and our common units trade on the New York Stock Exchange under the symbol PSXP.

In the first quarter of 2015, we formed two joint ventures with Paradigm Energy Partners LLC (Paradigm) to develop midstream logistics infrastructure in North Dakota and we acquired Phillips 66’s one-third equity interests in DCP Sand Hills Pipeline, LLC (Sand Hills) and DCP Southern Hills Pipeline, LLC (Southern Hills), as well as Phillips 66’s 19.46 percent equity interest in Explorer Pipeline Company (Explorer). In December 2015, we acquired Phillips 66’s 40 percent interest in Bayou Bridge Pipeline, LLC (Bayou Bridge Pipeline).

Effective March 1, 2016 (the Effective Date), we acquired from Phillips 66 a 25 percent controlling interest in Phillips 66 Sweeny Frac LLC (Sweeny Frac LLC) for total consideration valued at $236 million (the Sweeny Fractionator Acquisition). Sweeny Frac LLC owns the Sweeny Fractionator One, an NGL fractionator located within the Phillips 66 Sweeny Refinery complex in Old Ocean, Texas (Sweeny Frac), and the Clemens Caverns, a natural gas liquids (NGL) salt dome storage facility located near Brazoria, Texas (Clemens Caverns), collectively, the Acquired Assets.

Our assets consist of one crude oil pipeline, terminal and storage system; four refined petroleum products pipeline, terminal and storage systems; two crude oil rail racks; two refinery-grade propylene storage spheres; one crude oil gathering system; an NGL fractionator and associated storage caverns; and six equity investments. The majority of our assets are connected to, and integral to the operation of, seven of Phillips 66’s wholly owned or jointly owned refineries.

We generate revenue primarily by charging tariffs and fees for transporting crude oil and refined petroleum products through our pipelines, and for terminaling and storing crude oil and refined petroleum products and NGL at our terminals, rail racks and storage facilities. In addition, our equity affiliates generate revenue primarily from transporting NGL and refined petroleum products. Beginning in December 2015, we also generate revenue from the fractionation of NGL. Since we do not own any of the crude oil, NGL and refined petroleum products we handle and do not engage in the trading of crude oil, NGL and refined petroleum products, we have limited direct exposure to risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations over the long term.

Basis of Presentation
Acquisitions from Phillips 66 are considered common control transactions. When businesses are acquired from Phillips 66 that will be consolidated by us, they are accounted for as if the transfer had occurred at the beginning of the period of transfer, with prior periods retrospectively adjusted to furnish comparative information. The Sweeny Fractionator Acquisition was a transfer of businesses between entities under common control. Accordingly, the accompanying financial statements and related notes have been retrospectively adjusted to include the historical results and financial position of the Acquired Assets prior to the Effective Date. See Note 4—Sweeny Fractionator Acquisition, for additional information. We refer to the historical results of these businesses prior to the effective date of our acquisition of them as the results of our “Predecessors.” Also included in Predecessor results are the historical results of our initial assets prior to our initial public offering on July 26, 2013.

All intercompany transactions and accounts within our Predecessors have been eliminated. The assets and liabilities of our Predecessors in these financial statements have been reflected on a historical cost basis because the transfer of our Predecessors to us took place within the Phillips 66 consolidated group. The consolidated statement of income also includes expense allocations for certain functions performed by Phillips 66 and historically not allocated to the Partnership, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, information technology and procurement; and operational support services such as engineering and logistics. These allocations were based primarily on relative values of net properties, plants and equipment (PP&E) and equity-method investments, or number of terminals and pipeline miles. Our management believes the assumptions underlying the allocation of expenses from Phillips 66 were reasonable. Nevertheless, the financial statements of our Predecessors may not include all of the actual expenses that would have been incurred had we been a stand-alone publicly traded partnership during the periods presented and may not reflect our actual results of operations, financial position and cash flows had we been a stand-alone publicly traded partnership during the periods prior to the Offering.

Note 2—Summary of Significant Accounting Policies

•
Consolidation Principles and Investments—Our consolidated financial statements include the accounts of majority-owned or controlled subsidiaries. All intercompany transactions and accounts have been eliminated.

•
Net Investment—In the consolidated balance sheet, net investment represents Phillips 66’s historical investment in our Predecessors (inclusive of noncontrolling interests), our Predecessors’ accumulated net earnings after taxes, and the net effect of transactions with, and allocations from, Phillips 66.

•
Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ from these estimates.

•
Common Control Transactions—Businesses acquired from Phillips 66 and its subsidiaries are accounted for as common control transactions whereby the net assets acquired are combined with ours at their carrying value. Any difference between carrying value and recognized consideration is treated as a capital transaction. To the extent that such transactions require prior periods to be recast, historical net equity amounts prior to the transaction date are reflected in “Net Investment.” Cash consideration up to the carrying value of net assets acquired is presented as an investing activity in our consolidated statement of cash flows. Cash consideration in excess of the carrying value of net assets acquired is presented as a financing activity in our consolidated statement of cash flows.

•
Revenue Recognition—Revenue is recognized for crude oil and refined petroleum product pipeline transportation based on the delivery of actual volumes transported at contractual tariff rates. Revenue is recognized for crude oil and refined petroleum product terminaling and storage as performed based on contractual rates related to throughput volumes, capacity or cost-plus-margin arrangements. Revenue is recognized for NGL fractionation, terminaling and storage as performed based on contractual rates related to throughput volumes or capacity. A significant portion of our revenue is derived from Phillips 66 and, for periods presented prior to the acquisition date in common control transactions, the contractual rates with Phillips 66 do not necessarily reflect market rates.

Transportation contracts that are operating leases and include rentals with fixed escalation are recognized on a straight-line basis over the lease term. Any difference between the transportation fee recognized under the straight-line method and the transportation fee received in cash is deferred to the consolidated balance sheet as “Deferred rentals—related parties.” If the underlying transportation contract is amended to eliminate fixed escalation, the balance of deferred rentals is amortized over the remaining life of the contract.

Certain transportation services agreements and terminal services agreements with Phillips 66 are considered operating leases under GAAP. These agreements include escalation clauses to adjust transportation tariffs and terminaling fees to reflect changes in price indices. Revenues from these agreements are recorded within “Operating revenues—related parties” on our consolidated statement of income. See Note 15—Leases for additional information on these operating leases and Note 21—Related Party Transactions for additional information on our agreements with Phillips 66.

Billings to Phillips 66 for shortfall volumes under its quarterly minimum volume commitments are recorded as “Deferred revenues—related parties” in our consolidated balance sheet, as Phillips 66 has the right to make up the shortfall volumes in the following four quarters. The deferred revenue will be recognized at the earlier of when shortfall volumes are made up or when the make-up rights contractually expire.

At the time the Clemens Caverns commenced operations, the caverns had not reached total planned working capacity contracted under the storage agreement.  During the build-out of the remaining capacity, a portion of the monthly storage fees is deferred.  The deferred revenue is recognized over the remaining term of the agreement as additional storage capacity is placed into service.

•
Cash Equivalents—Cash equivalents are highly liquid, short-term investments that are readily convertible to known amounts of cash and will mature within 90 days or less from the date of acquisition. We carry these at cost plus accrued interest, which approximates fair value.

•
Imbalances—We do not purchase or produce crude oil, NGL or refined petroleum product inventories. We experience imbalances as a result of variances in meter readings and in other measurement methods, and volume fluctuations within our crude oil system due to pressure and temperature changes. Certain of our transportation contracts provide for the shipper to pay a contractual loss allowance, which is valued using quoted market prices of the applicable commodity being shipped. These contractual loss allowances, which are received from the shipper irrespective of, and calculated independently from, actual volumetric gains or losses, are recorded as revenue. Any actual volumetric gains or losses are valued using quoted market prices of the applicable commodities and are recorded as decreases or increases to operating and maintenance expenses, respectively.

•
Fair Value Measurements—We measure assets and liabilities requiring fair value presentation or disclosure using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability) and disclose such amounts according to the quality of valuation inputs under the following hierarchy:

Level 1:    Quoted prices in an active market for identical assets or liabilities.

Level 2:	Observable inputs other than quoted prices included within Level 1 for the asset or liability, either directly or indirectly through market-corroborated inputs.
Level 3:    Unobservable inputs that are significant to the fair value of assets or liabilities.

We classify the fair value of an asset or liability based on the lowest level of input significant to its measurement. A fair value initially reported as Level 3 will be subsequently reported as Level 2 if the unobservable inputs become inconsequential to its measurement, or corroborating market data becomes available. Asset and liability fair values initially reported as Level 2 will be subsequently reported as Level 3 if corroborating market data becomes unavailable.

The carrying amounts of our trade receivables and payables approximate fair values.

Nonrecurring Fair Value Measurements—Fair value measurements are applied with respect to our nonfinancial assets and liabilities measured on a nonrecurring basis, which consists primarily of asset retirement obligations. Nonrecurring fair value measurements are also applied, when applicable, to determine the fair value of our long-lived assets.

•
Properties, Plants and Equipment (PP&E)—PP&E is stated at cost. Costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Depreciation of PP&E is determined by either the individual-unit-straight-line method or the group-straight-line method (for those individual units that are highly integrated with other units).

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Major Maintenance Activities—Costs for planned integrity management projects are expensed in the period incurred. These types of costs include pipe and tank inspection services, contractor repair services, materials and supplies, equipment rentals and our labor costs.

•
Impairment of PP&E—PP&E used in operations is assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in the future cash flows expected to be generated by an asset group. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, including applicable liabilities, the carrying value of the PP&E in the asset group is written down to estimated fair value through additional depreciation provisions and reported as impairments in the periods in which the determination of the impairment is made. Individual assets are grouped for impairment purposes at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets—generally at a pipeline system, fractionation system or terminal level. Because there usually is a lack of quoted market prices for our long-lived assets, the fair value of impaired assets is typically determined based on one or more of the following methods: the present values of expected future cash flows using discount rates and other assumptions believed to be consistent with those used by principal market participants; a market multiple of earnings for similar assets; or historical market transactions of similar assets, adjusted using principal market participant assumptions when necessary.

The expected future cash flows used for impairment reviews and related fair value calculations are based on estimated future throughputs, prices, operating costs, tariffs, and capital project decisions, considering all available evidence at the date of review.

•
Impairment of Investments in Nonconsolidated Entities—Investments in nonconsolidated entities are assessed for impairment whenever changes in the facts and circumstances indicate a loss in value has occurred. When indicators exist, the fair value is estimated and compared to the investment carrying value. If any impairment is judgmentally determined to be other than temporary, the carrying value of the investment is written down to fair value. The fair value of the impaired investment is based on quoted market prices, if available, or upon the present value of expected future cash flows using discount rates and other assumptions believed to be consistent with those used by principal market participants and a market analysis of comparable assets, if appropriate.

•
Capitalized Interest—Interest from borrowings is capitalized on major projects with an expected construction period of six months or longer. Capitalized interest is added to the cost of the underlying asset’s properties, plants and equipment and is amortized over the useful life of the assets.

•
Intangible Assets Other Than Goodwill—Intangible assets with finite useful lives are amortized by the straight-line method over their useful lives. Intangible assets with indefinite useful lives are not amortized but are tested at least annually for impairment. Each reporting period, we evaluate the remaining useful lives of intangible assets not being amortized to determine whether events and circumstances continue to support indefinite useful lives. These indefinite-lived intangibles are considered impaired if the fair value of the intangible asset is lower than net book value. The fair value of intangible assets is determined based on quoted market prices in active markets, if available. If quoted market prices are not available, fair value of intangible assets is determined based upon the present values of expected future cash flows using discount rates and other assumptions believed to be consistent with those used by principal market participants, or upon estimated replacement cost, if expected future cash flows from the intangible asset are not determinable.

•
Goodwill—Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Goodwill is not amortized, but rather is tested for impairment annually and when events or changes in circumstances indicate that the fair value of the reporting unit with goodwill has been reduced below carrying value. The fair value of the reporting unit is compared to the book value of the reporting unit. If the fair value is less than book value, including goodwill, then the recorded goodwill is written down to its implied fair value with a charge to earnings. We have determined we have one reporting unit for testing goodwill for impairment.

•
Asset Retirement Obligations and Environmental Costs—Fair values of legal obligations to retire and remove long-lived assets are recorded in the period in which the obligation is incurred. When the liability is initially recorded, we capitalize this cost by increasing the carrying amount of the related PP&E. Over time, the liability is increased for the change in its present value, and the capitalized cost in PP&E is depreciated over the useful life of the related asset or group of assets. Our estimate may change after initial recognition, in which case we record an adjustment to the liability and PP&E.

Environmental expenditures are expensed or capitalized, depending upon their future economic benefit. Expenditures relating to an existing condition caused by past operations, and those having no future economic benefit, are expensed. Liabilities for environmental expenditures are recorded on an undiscounted basis (unless acquired in a purchase business combination) when environmental assessments or cleanups are probable and the costs can be reasonably estimated. Recoveries of environmental remediation costs from other parties, such as state reimbursement funds, are recorded as assets when their receipt is probable and estimable.

•
Income Taxes—We follow the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. Our taxable income was included in the consolidated U.S. federal income tax returns of Phillips 66 and in a number of consolidated state income tax returns. Our operations are treated as a partnership for federal and state income tax purposes, with each partner being separately taxed on its share of the taxable income. Therefore, we have excluded income taxes from these consolidated financial statements, except for the income tax provision resulting from state laws that apply to entities organized as partnerships. With regard to Texas, our tax provision is computed as if we were a stand-alone tax paying entity. Interest related to unrecognized tax benefits is included in interest and debt expense, and penalties are included in operating and maintenance expenses.

•
Unit-Based Compensation—Upon awarding phantom units to non-employee directors of the Partnership, we immediately recognize compensation expense equal to the grant-date fair value of the phantom units, since these phantom units cannot be forfeited.

Note 3—Changes in Accounting Principles

In April 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-06, “Earnings Per Share (Topic 260) - Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions.” This ASU specifies that for purposes of calculating historical earnings per unit under the two-class method, the earnings of a transferred business before the date of a dropdown transaction should be allocated entirely to the general partner and, therefore, the previously reported earnings per unit of the limited partners would not change as a result of the dropdown transaction. ASU 2015-06 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, and shall be applied retrospectively to each period presented.  We have historically calculated earnings per unit after a dropdown transaction consistent with the approach required by ASU 2015-06. We adopted ASU 2015-06 effective in the third quarter of 2015. The adoption did not impact our consolidated financial statements.

Effective December 1, 2015, we early adopted the FASB ASU No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30) - Simplifying the Presentation of Debt Issuance Costs” and ASU 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-15 states that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing these costs when they relate to a line-of-credit arrangement. Upon adoption, we reclassified $9.2 million of debt issuance costs as a reduction of debt on our 2015 consolidated balance sheet.

Note 4—Sweeny Fractionator Acquisition

On February 17, 2016, we entered into a Contribution, Conveyance and Assumption Agreement (CCAA) with subsidiaries of Phillips 66 to acquire a 25 percent controlling interest in Sweeny Frac LLC for total consideration of $236 million, consisting of the issuance of 412,823 common units of the Partnership to Phillips 66 PDI and the issuance of 8,425 general partner units of the Partnership to our general partner to maintain its 2 percent general partner interest in the Partnership, with an aggregate fair value of the common and general partner units of $24 million; and the assumption by the Partnership of a $212 million note payable to a subsidiary of Phillips 66. The Sweeny Fractionator Acquisition closed on March 1, 2016, with total transaction costs of $0.9 million, expensed as incurred. In connection with the Sweeny Fractionator Acquisition, we entered into various commercial agreements with Phillips 66 and amended the omnibus agreement and the operational services agreement with Phillips 66.

After this acquisition, Phillips 66 owns:

•	58,761,865 common units representing an aggregate 69.5 percent limited partner interest.

•	All of the incentive distribution rights.

•	1,691,850 general partner units, representing a 2.0 percent general partner interest.

Because the Sweeny Fractionator Acquisition was considered a transfer of businesses between entities under common control, the Acquired Assets were transferred at historical carrying value. The net book value of our 25 percent interest acquired was $283 million as of March 1, 2016. Our historical financial statements have been retrospectively adjusted to reflect the results of operations, financial position, and cash flows of the Acquired Assets as if we owned the Acquired Assets for all periods presented.

We consolidate Sweeny Frac LLC as we determined that it is a variable interest entity (VIE) and we are the primary beneficiary. As the general partner of the partnership that owns Sweeny Frac LLC, we have the ability to control its financial interests, as well as the ability to direct the activities of Sweeny Frac LLC that most significantly impact its economic performance. The most significant assets of Sweeny Frac LLC that are available to settle its obligations are its net properties, plants and equipment of $1,132.8 million at December 31, 2015.

The following tables present our results of operations and financial position, recasted to give effect to the Sweeny Fractionator Acquisition. For each of the three years in the period ended December 31, 2015, and as of December 31, 2015 and 2014, the combined results of the Acquired Assets prior to the Sweeny Fractionator Acquisition are included in “Acquired Assets Predecessor.” Both our 25 percent interest and the remaining 75 percent interest (noncontrolling interests) in Sweeny Frac LLC are included in “Net income (loss) attributable to Predecessors” in the consolidated statement of income and “Net investment—Predecessors” in the consolidated balance sheet. “Net income (loss) attributable to Predecessors” includes losses of $14.3 million, $2.3 million and $5.7 million attributable to noncontrolling interests in 2015, 2014, and 2013, respectively. “Net investment—Predecessors” includes $800.2 million and $322.4 million attributable to noncontrolling interests at December 31, 2015, and 2014, respectively.

	Millions of Dollars
	Year Ended December 31, 2015
Consolidated Statement of Income	Phillips 66 Partners LP (As Previously Reported)	Acquired Assets Predecessor	Phillips 66 Partners LP (As Currently Reported)
Revenues
Operating revenues—related parties	$260.6	13.3	273.9
Operating revenues—third parties	5.0	—	5.0
Equity in earnings of affiliates	77.1	—	77.1
Other income	5.4	—	5.4
Total revenues and other income	348.1	13.3	361.4

Costs and Expenses
Operating and maintenance expenses	62.2	21.9	84.1
Depreciation	21.8	3.7	25.5
General and administrative expenses	26.6	4.1	30.7
Taxes other than income taxes	9.0	2.6	11.6
Interest and debt expense	33.9	—	33.9
Other expenses	0.1	—	0.1
Total costs and expenses	153.6	32.3	185.9
Income (loss) before income taxes	194.5	(19.0)	175.5
Provision for income taxes	0.3	0.1	0.4
Net Income (Loss)	194.2	(19.1)	175.1
Less: Net loss attributable to Predecessors	—	(19.1)	(19.1)
Net Income Attributable to the Partnership	$194.2	—	194.2

	Millions of Dollars
	Year Ended December 31, 2014
Consolidated Statement of Income	Phillips 66 Partners LP (As Previously Reported)	Acquired Assets Predecessor	Phillips 66 Partners LP (As Currently Reported)
Revenues
Operating revenues—related parties	$222.9	—	222.9
Operating revenues—third parties	6.1	—	6.1
Other income	0.1	—	0.1
Total revenues and other income	229.1	—	229.1

Costs and Expenses
Operating and maintenance expenses	52.5	1.7	54.2
Depreciation	16.2	—	16.2
General and administrative expenses	25.6	1.3	26.9
Taxes other than income taxes	4.2	—	4.2
Interest and debt expense	5.3	—	5.3
Other expenses	0.1	—	0.1
Total costs and expenses	103.9	3.0	106.9
Income (loss) before income taxes	125.2	(3.0)	122.2
Provision for income taxes	0.8	—	0.8
Net Income (Loss)	124.4	(3.0)	121.4
Less: Net income (loss) attributable to Predecessors	8.4	(3.0)	5.4
Net Income Attributable to the Partnership	$116.0	—	116.0

	Millions of Dollars
	Year Ended December 31, 2013
Consolidated Statement of Income	Phillips 66 Partners LP (As Previously Reported)	Acquired Assets Predecessor	Phillips 66 Partners LP (As Currently Reported)
Revenues
Operating revenues—related parties	$181.9	—	181.9
Operating revenues—third parties	5.1	—	5.1
Other income	0.2	—	0.2
Total revenues and other income	187.2	—	187.2

Costs and Expenses
Operating and maintenance expenses	52.2	7.6	59.8
Depreciation	14.3	—	14.3
General and administrative expenses	18.4	—	18.4
Taxes other than income taxes	4.8	—	4.8
Interest and debt expense	0.3	—	0.3
Total costs and expenses	90.0	7.6	97.6
Income (loss) before income taxes	97.2	(7.6)	89.6
Provision for income taxes	0.5	—	0.5
Net Income (Loss)	96.7	(7.6)	89.1
Less: Net income (loss) attributable to Predecessors	67.8	(7.6)	60.2
Net Income Attributable to the Partnership	$28.9	—	28.9

	Millions of Dollars
	As of December 31, 2015
Consolidated Balance Sheet	Phillips 66 Partners LP (As Previously Reported)	Acquired Assets Predecessor	Phillips 66 Partners LP (As Currently Reported)
Assets
Cash and cash equivalents	$48.0	2.3	50.3
Accounts receivable—related parties	21.4	—	21.4
Accounts receivable—third parties	3.3	—	3.3
Materials and supplies	2.5	2.0	4.5
Other current assets	2.2	2.0	4.2
Total Current Assets	77.4	6.3	83.7
Equity investments	944.9	—	944.9
Net properties, plants and equipment	492.4	1,132.8	1,625.2
Goodwill	2.5	—	2.5
Deferred rentals—related parties	5.6	—	5.6
Deferred tax assets	—	0.1	0.1
Other assets	0.7	—	0.7
Total Assets	$1,523.5	1,139.2	2,662.7

Liabilities
Accounts payable—related parties	$3.9	—	3.9
Accounts payable—third parties	8.3	58.6	66.9
Payroll and benefits payable	—	0.7	0.7
Accrued property and other taxes	5.1	2.4	7.5
Accrued interest	15.1	1.8	16.9
Current portion of accrued environmental costs	0.8	—	0.8
Deferred revenues—related parties	4.4	0.2	4.6
Other current liabilities	0.1	—	0.1
Total Current Liabilities	37.7	63.7	101.4
Notes payable—related party	—	241.0	241.0
Long-term debt	1,090.7	—	1,090.7
Asset retirement obligations	3.4	—	3.4
Accrued environmental costs	0.8	—	0.8
Deferred income taxes	0.3	—	0.3
Deferred revenues—related parties—long-term	0.5	10.4	10.9
Total Liabilities	1,133.4	315.1	1,448.5

Equity
Net investment—Predecessors	—	824.1	824.1
Common unitholders—public	808.9	—	808.9
Common unitholder—Phillips 66	233.0	—	233.0
General partner—Phillips 66	(650.3)	—	(650.3)
Accumulated other comprehensive loss	(1.5)	—	(1.5)
Total Equity	390.1	824.1	1,214.2
Total Liabilities and Equity	$1,523.5	1,139.2	2,662.7

	Millions of Dollars
	As of December 31, 2014
Consolidated Balance Sheet	Phillips 66 Partners LP (As Previously Reported)	Acquired Assets Predecessor	Phillips 66 Partners LP (As Currently Reported)
Assets
Cash and cash equivalents	$8.3	7.6	15.9
Accounts receivable—related parties	21.5	—	21.5
Accounts receivable—third parties	1.5	—	1.5
Materials and supplies	2.2	—	2.2
Other current assets	2.7	—	2.7
Total Current Assets	36.2	7.6	43.8
Net properties, plants and equipment	485.1	525.5	1,010.6
Goodwill	2.5	—	2.5
Intangibles	8.4	—	8.4
Deferred rentals—related parties	5.9	—	5.9
Deferred tax assets	0.5	—	0.5
Other assets	0.9	—	0.9
Total Assets	$539.5	533.1	1,072.6

Liabilities
Accounts payable—related parties	$18.0	—	18.0
Accounts payable—third parties	10.2	102.2	112.4
Payroll and benefits payable	—	0.2	0.2
Accrued property and other taxes	2.7	0.4	3.1
Accrued interest	1.9	1.7	3.6
Deferred revenues—related parties	0.6	—	0.6
Other current liabilities	0.3	—	0.3
Total Current Liabilities	33.7	104.5	138.2
Notes payable—related parties	411.6	88.0	499.6
Long-term debt	18.0	—	18.0
Asset retirement obligations	3.5	—	3.5
Deferred revenues—related parties—long-term	0.5	—	0.5
Total Liabilities	467.3	192.5	659.8

Equity
Net investment—Predecessors	—	340.6	340.6
Common unitholders—public	415.3	—	415.3
Common unitholder—Phillips 66	57.1	—	57.1
Subordinated unitholder—Phillips 66	116.8	—	116.8
General partner—Phillips 66	(517.0)	—	(517.0)
Total Equity	72.2	340.6	412.8
Total Liabilities and Equity	$539.5	533.1	1,072.6

Note 5—Acquisitions
2015 Acquisitions
During 2015, we entered into agreements to acquire Phillips 66’s equity interests in Sand Hills, Southern Hills, Explorer and Bayou Bridge Pipeline. See Note 6—Equity Investments for information regarding our equity investments.

2014 Acquisitions
Gold Line/Medford Acquisition
In February 2014, we entered into a CCAA with subsidiaries of Phillips 66 to acquire the Gold Line/Medford Assets, which were operating as a business at the time of their acquisition, for total consideration of $700.0 million, consisting of $400.0 million in cash; the issuance of 3,530,595 common units of the Partnership to Phillips 66 Company and the issuance of 72,053 general partner units of the Partnership to our General Partner to maintain its 2 percent general partner interest, with an aggregate fair value of the common and general partner units of $140.0 million; and the assumption by the Partnership of a 5-year, $160.0 million note payable to a subsidiary of Phillips 66. The Gold Line/Medford Acquisition closed on February 28, 2014, with an effective date of March 1, 2014. Total transaction costs of $1.8 million associated with the Gold Line/Medford Acquisition were expensed as incurred.

Bayway/Ferndale/Cross-Channel Acquisition
In October 2014, we entered into a CCAA and a separate Purchase and Sale Agreement (PSA) with subsidiaries of Phillips 66 to acquire the Bayway and Ferndale rail racks, which were operating as businesses at the time of their acquisition, and the Cross-Channel Connector project, an organic growth project to substantially expand and redevelop a pipeline system at the Houston Ship Channel. Consideration under the CCAA was $340.0 million, consisting of $28.0 million in cash; the issuance of 1,066,412 common units of the Partnership to Phillips 66 Company and the issuance of 21,764 general partner units of the Partnership to our General Partner to maintain its 2 percent general partner interest, with an aggregate fair value of the common and general partner units of $68.0 million; and the assumption by the Partnership of a 5-year, $244.0 million note payable to a subsidiary of Phillips 66. Consideration under the PSA was $7.0 million, payable in cash and reflected as a payable to Phillips 66 at December 31, 2014. Both transactions comprising the Bayway/Ferndale/Cross-Channel Acquisition closed on December 1, 2014, with total estimated transaction costs of $0.7 million expensed as incurred.

Palermo Rail Terminal Project Acquisition
In December 2014, we entered into a PSA with a subsidiary of Phillips 66 to purchase real property, assets under construction and lease agreements associated with the rail terminal project for $28.0 million in cash. In addition, we entered into a Contribution Agreement with certain subsidiaries of Phillips 66 to acquire Phillips 66’s ownership interest in the rail terminal project, including permits, for total consideration of $8.4 million, consisting of the issuance of 13,129 common units of the Partnership to Phillips 66 Company and the issuance of 268 general partner units of the Partnership to our General Partner to maintain its 2 percent general partner interest, and the assumption by the Partnership of a 5-year, $7.6 million note payable to a subsidiary of Phillips 66. The acquisitions closed on December 5, 2014, and December 10, 2014.

Eagle Ford Gathering System Project Acquisition
In December 2014, we entered into a PSA with a subsidiary of Phillips 66 to acquire real property and assets under construction associated with the gathering system project for total consideration of $11.8 million. $5.5 million of the consideration was cash paid in December 2014, and $6.3 million was reflected as a payable to Phillips 66 at December 31, 2014. The acquisition closed on December 31, 2014.

In connection with the 2014 acquisitions, we entered into various commercial agreements with Phillips 66 and amended the omnibus agreement and the operational services agreement with Phillips 66. See Note 21—Related Party Transactions, for a summary of the terms of these agreements.

Because the Gold Line, Medford, Bayway and Ferndale acquisitions were considered transfers of businesses between entities under common control, these acquired businesses were transferred at historical carrying value under GAAP. The carrying value of the Gold Line/Medford Assets was $138.0 million as of February 28, 2014. The carrying value of the Bayway and Ferndale rail racks was $142.8 million as of November 30, 2014. Our historical financial statements have been retrospectively adjusted to reflect the results of operations, financial position, and cash flows of these acquired businesses prior to the effective date of each acquisition, as if we owned these acquired businesses for all periods presented. The acquisitions of the Cross-Channel, Palermo and Eagle Ford organic growth projects represented transfers of assets between entities under common control. Accordingly, these assets were also transferred at historical carrying value, but are included in the financial statements prospectively from the effective date of each acquisition.

Note 6—Equity Investments

Bakken Joint Ventures
In January 2015, we closed on agreements with Paradigm to form two joint ventures to develop midstream logistics infrastructure in North Dakota. At closing, we contributed our Palermo Rail Terminal project for a 70 percent ownership interest in Phillips 66 Partners Terminal LLC (Phillips 66 Partners Terminal), and $4.9 million in cash for a 50 percent ownership interest in Paradigm Pipeline LLC (Paradigm Pipeline). We account for both joint ventures under the equity method of accounting due to governance provisions that require supermajority voting on all decisions that significantly impact the governance, management and economic performance of the joint ventures.

Sand Hills/Southern Hills/Explorer Pipeline Joint Ventures
In February 2015, we entered into a CCAA with subsidiaries of Phillips 66 to acquire 100 percent of Phillips 66’s one-third equity interests in Sand Hills and Southern Hills and its 19.46 percent equity interest in Explorer. The Sand Hills Pipeline is a 1,190-mile (including laterals), fee-based pipeline that transports NGL from plants in the Permian and Eagle Ford basins to fractionation facilities along the Texas Gulf Coast and the Mont Belvieu, Texas, market hub. The Southern Hills Pipeline is a 940-mile (including laterals), fee-based pipeline that transports NGL from the Midcontinent to fractionation facilities along the Texas Gulf Coast and the Mont Belvieu market hub. The Explorer Pipeline is an approximately 1,830-mile, refined petroleum product pipeline extending from the Texas Gulf Coast to Indiana, transporting refined petroleum products to more than 70 major cities in 16 U.S. states. The transaction closed on March 2, 2015. Total consideration for the transaction was $1.01 billion consisting of $880 million in cash, funded by a portion of the proceeds from a public offering of unsecured senior notes (Notes Offering) and a public offering of common units (Units Offering); in addition, we issued 1,587,376 common units to Phillips 66 and 139,538 general partner units to our General Partner to maintain its 2 percent general partner interest. Total transaction costs of $0.9 million were expensed as incurred in general and administrative expenses.

Bayou Bridge Joint Venture Acquisition
On October 29, 2015, we entered into a CCAA with Phillips 66 to acquire its 40 percent interest in Bayou Bridge Pipeline, a joint venture in which Energy Transfer Partners and Sunoco Logistics Partners each hold a 30 percent interest, with Sunoco Logistics serving as the operator.

Bayou Bridge Pipeline is developing the Bayou Bridge pipeline, which will deliver crude oil from the Phillips 66 and Sunoco Logistics Partners terminals in Nederland, Texas, to Lake Charles, Louisiana, and onward to St. James, Louisiana. In April 2016, construction was completed and commercial operations began on the 30-inch Nederland to Lake Charles segment of the pipeline. The joint venture launched a binding expansion open season on October 1, 2015, to assess additional interest in transportation to refining markets in, and around, the St. James area. The results were used to determine the need for a 24-inch diameter pipeline segment extending to St. James.

The transaction closed on December 1, 2015. Total consideration for the transaction was approximately $69.6 million, consisting of the assumption of a $34.8 million note payable to Phillips 66 that was immediately paid in full; the issuance of 606,056 common units to Phillips 66; and the issuance of 12,369 general partner units of the Partnership to the General Partner to maintain its 2 percent general partner interest in the Partnership.

The acquisitions of interests in the Sand Hills, Southern Hills, Explorer and Bayou Bridge Pipeline joint ventures represented transfers of investments between entities under common control. Accordingly, these equity investments were transferred at historical carrying value, but are included in the financial statements prospectively from the effective date of each acquisition.

The following table summarizes our equity investments at December 31, 2015 and 2014:

		Millions of Dollars
	Percentage Ownership	Carrying Value
		2015	2014

Sand Hills	33.34%	$430.5	—
Southern Hills	33.34	212.9	—
Explorer	19.46	102.4	—
Phillips 66 Partners Terminal	70.00	77.0	—
Paradigm Pipeline LLC	50.00	52.5	—
Bayou Bridge Pipeline	40.00	69.6	—
Total equity investments		$944.9	—

Southern Hills has a negative basis difference of $98.4 million, which originated when the pipeline, formerly known as Seaway Products, was sold to a related party. The negative basis difference represents a deferred gain and will be amortized over 46 years. Explorer has a positive basis difference of $82.3 million, which represents fair value adjustments attributable to ownership increases in the pipeline. The positive basis difference will be amortized over periods of 12 and 18 years.

We use the equity method of accounting for our 70 percent interest in Phillips 66 Partners Terminal due to the requirement for supermajority (80 percent) or unanimous consent of the owners in key governance issues pertaining to the joint venture. We use the equity method of accounting for our 19.46 percent interest in Explorer due to our ability to exert significant influence through our representation on Explorer’s board of directors.

Earnings from our equity investments for the years ended December 31, 2015 and 2014 were as follows:

	Millions of Dollars
	2015	2014

Sand Hills	$48.3	—
Southern Hills	14.0	—
Explorer	15.1	—
Phillips 66 Partners Terminal	(0.2)	—
Paradigm Pipeline	(0.1)	—
Bayou Bridge Pipeline	—	—
Total equity in earnings of affiliates	$77.1	—

Summarized 100 percent financial information for all equity investments, combined, was as follows. Although the acquisition of Sand Hills, Southern Hills and Explorer closed on March 2, 2015, and the acquisition of Bayou Bridge Pipeline closed on December 1, 2015, the entire twelve-month periods ended December 31, 2015 and 2014, are presented in the table below for enhanced comparability.

	Millions of Dollars
	2015	2014

Revenues	$713.7	564.3
Income before income taxes	385.7	257.0
Net income	383.9	210.0
Current assets	268.9	205.3
Noncurrent assets	3,106.1	2,688.1
Current liabilities	179.6	180.0
Noncurrent liabilities	446.1	400.9

Our share of income taxes incurred directly by equity investment companies is included in equity earnings of affiliates, and as such is not included in the provision for income taxes in our consolidated financial statements.

Distributions received from these affiliates were $89.1 million in 2015.

Note 7—Major Customer and Concentration of Credit Risk

Phillips 66 accounted for 96 percent, 95 percent and 94 percent of our total operating revenues for the years ended December 31, 2015, 2014 and 2013, respectively. Through our wholly owned and joint venture operations, we provide crude oil, refined petroleum products and NGL pipeline transportation, terminaling and storage; crude oil gathering and rail-unloading services; and NGL fractionation services to Phillips 66 and other related and third parties.

We are potentially exposed to concentration of credit risk primarily through our accounts receivable with Phillips 66. These receivables have payment terms of 30 days or less. We monitor the creditworthiness of Phillips 66, which has an investment grade credit rating, and we have no history of collectability issues with Phillips 66.

Note 8—Properties, Plants and Equipment

Our investment in PP&E, with the associated accumulated depreciation, at December 31 was:

	Estimated Useful Lives	Millions of Dollars
		2015*	2014*

Land		$6.0	17.4
Buildings and improvements	3 to 30 years	30.0	27.3
Pipelines and related assets**	10 to 45 years	229.5	165.0
Terminals and related assets**	25 to 45 years	345.9	334.7
Rail racks and related assets**	33 years	136.3	133.5
Fractionator and related assets**	25 years	626.2	—
Caverns and related assets**	25 to 45 years	285.3	—
Construction-in-progress		237.7	580.0
Gross PP&E		1,896.9	1,257.9
Less: Accumulated depreciation		(271.7)	(247.3)
Net PP&E		$1,625.2	1,010.6
* Financial information has been retrospectively adjusted for the Sweeny Fractionator Acquisition.
**Assets for which we are the lessor. See Note 15—Leases.

Construction-in-progress at December 31, 2015, included:

•	Two NGL storage caverns still under construction. The caverns will be depreciated over a 45 year estimated useful life.

•	A fractionator hot oil heater still under construction. The heater will be depreciated over a 25 year estimated useful life.

Note 9—Goodwill and Intangibles

Goodwill
Goodwill was allocated to us from Phillips 66 based on the relative fair market value of our net PP&E, compared with the fair market value of Phillips 66’s reporting unit that included our net PP&E as of the date on which Phillips 66’s purchase transaction that resulted in goodwill was completed. Goodwill is tested for impairment on an annual basis and when indicators of potential impairment exist. We have performed our annual impairment tests, and no impairment in the carrying value of goodwill has been identified for the years ended December 31, 2015, 2014 and 2013. Goodwill was $2.5 million as of December 31, 2015 and 2014.

Intangible Asset
In connection with the 2014 Palermo Rail Terminal Project Acquisition, we acquired an indefinite-lived intangible asset pertaining to a construction permit. During 2015, the intangible asset was contributed to our Bakken joint ventures and is now accounted for as an equity investment. As a result, there was no intangible asset balance at December 31, 2015, and a balance of $8.4 million at December 31, 2014.

Note 10—Asset Retirement Obligations and Accrued Environmental Costs

Asset retirement obligations and accrued environmental costs at December 31 were:

	Millions of Dollars
	2015	2014

Asset retirement obligations	$3.4	3.5
Accrued environmental costs	1.6	—
Total asset retirement obligations and accrued environmental costs	5.0	3.5
Asset retirement obligations and accrued environmental costs due within one year	(0.8)	—
Long-term asset retirement obligations and accrued environmental costs	$4.2	3.5

Asset Retirement Obligations
We have asset removal obligations we are required to perform under law or contract once an asset is permanently taken out of service. These obligations primarily relate to the abandonment or removal of pipelines and rail racks. Most of these obligations are not expected to be paid until many years in the future.
During 2015 and 2014, our overall asset retirement obligations changed as follows:

	Millions of Dollars
	2015	2014

Balance at January 1	$3.5	2.4
Accretion of discount	0.1	0.1
New obligations	0.1	1.0
Changes in estimates of existing obligations	(0.3)	—
Balance at December 31	$3.4	3.5

We do not expect any short-term spending on asset retirement obligations and, as a result, there were no such current liabilities reported on the consolidated balance sheet at December 31, 2015 and 2014.

Accrued Environmental Costs
Pursuant to the terms of our amended omnibus agreement, Phillips 66 indemnifies us for the environmental liabilities associated with the assets contributed to us in connection with the Offering and which arose prior to the closing of the Offering. Pursuant to the terms of various agreements under which we acquired assets from Phillips 66 since the Offering, Phillips 66 assumed the responsibility for environmental liabilities associated with the acquired assets arising prior to the effective date of each acquisition.

In April 2015, our pipeline that transports products from the Hartford Terminal to a dock on the Mississippi River experienced a diesel fuel release of approximately 800 barrels. The release was halted on the same day, and cleanup and remediation efforts followed. Costs recognized during 2015 associated with cleanup and remediation of the release were $5.0 million. We continue to work with the appropriate authorities and costs are subject to change if additional information regarding the extent of the environmental impact of the release becomes known. We carry property and third-party liability insurance, each in excess of $5.0 million self-insured retentions.

At December 31, 2015, we had $1.6 million of environmental accruals. In the future, we may be involved in additional environmental assessments, cleanups and proceedings.

Note 11—Net Income Per Limited Partner Unit

Net income per unit applicable to common and subordinated units is computed by dividing the limited partners’ respective interests in net income attributable to the Partnership by the weighted average number of common units and subordinated units, respectively, outstanding for the period. Because we have more than one class of participating securities, we use the two-class method to calculate the net income per unit applicable to the limited partners. The classes of participating securities as of December 31, 2015, included common units, general partner units and incentive distribution rights (IDRs). Basic and diluted net income per unit are the same because we do not have potentially dilutive instruments outstanding for the periods presented.

Net income earned by the Partnership is allocated between the limited partners and the General Partner (including the General Partner’s IDRs) in accordance with our partnership agreement. First, earnings are allocated based on actual cash distributions made to our unitholders, including those attributable to the General Partner’s IDRs. To the extent net income attributable to the Partnership exceeds or is less than cash distributions, this difference is allocated based on the unitholders’ respective ownership percentages, after consideration of any priority allocations of earnings.

When our financial statements are retrospectively adjusted after a dropdown transaction, the earnings of the acquired business or asset, prior to the closing of the transaction, are allocated entirely to our General Partner, and presented as net income (loss) attributable to Predecessors. The earnings per unit of our limited partners prior to the close of the transaction do not change as a result of the dropdown. After the closing of a dropdown transaction, the earnings of the acquired business are allocated in accordance with our partnership agreement as previously described.

	Millions of Dollars
	2015	2014	2013

Net income attributable to the Partnership	$194.2	116.0	28.9
Less: General partner’s distributions declared (including IDRs)*	39.9	7.9	0.5
Limited partners’ distributions declared on common units*	122.9	48.1	13.4
Limited partner’s distributions declared on subordinated units*	13.0	43.4	13.4
Distributions less than net income attributable to the Partnership	$18.4	16.6	1.6
*Distributions declared are attributable to the indicated periods.

	2015
	General Partner (including IDRs)	Limited Partners’ Common Units	Limited Partner’s Subordinated Units	Total
Net income attributable to the Partnership (millions):
Distributions declared	$39.9	122.9	13.0	175.8
Distributions less than net income attributable to the Partnership	1.1	14.5	2.8	18.4
Net income attributable to the Partnership	$41.0	137.4	15.8	194.2

Weighted average units outstanding:
Basic	1,649,169	68,173,891	12,736,051	82,559,111
Diluted	1,649,169	68,173,891	12,736,051	82,559,111

Net income per limited partner unit (dollars):
Basic		$2.02	1.24
Diluted		2.02	1.24

	2014
	General Partner (including IDRs)	Limited Partners’ Common Units	Limited Partner’s Subordinated Units	Total
Net income attributable to the Partnership (millions):
Distributions declared	$7.9	48.1	43.4	99.4
Distributions less than net income attributable to the Partnership	0.4	8.4	7.8	16.6
Net income attributable to the Partnership	$8.3	56.5	51.2	116.0

Weighted average units outstanding:
Basic	1,499,704	38,268,371	35,217,112	74,985,187
Diluted	1,499,704	38,268,371	35,217,112	74,985,187

Net income per limited partner unit (dollars):
Basic		$1.48	1.45
Diluted		1.48	1.45

	2013
	General Partner (including IDRs)	Limited Partners’ Common Units	Limited Partner’s Subordinated Units	Total
Net income attributable to the Partnership (millions):
Distributions declared	$0.5	13.4	13.4	27.3
Distributions less than net income attributable to the Partnership	0.1	0.7	0.8	1.6
Net income attributable to the Partnership	$0.6	14.1	14.2	28.9

Weighted average units outstanding:
Basic	1,437,433	35,217,112	35,217,112	71,871,657
Diluted	1,437,433	35,217,112	35,217,112	71,871,657

Net income per limited partner unit (dollars):
Basic		$0.40	0.40
Diluted		0.40	0.40

On January 21, 2016, the Board of Directors of our General Partner declared a quarterly cash distribution of $0.4580 per limited partner unit which, combined with distributions to our General Partner, will result in total distributions of $51.4 million attributable to the fourth quarter of 2015. This distribution was paid February 12, 2016, to unitholders of record as of February 3, 2016.

Subordinated Unit Conversion
Following the May 12, 2015, payment of the cash distribution attributable to the first quarter of 2015, the requirements under the partnership agreement for the conversion of all subordinated units into common units were satisfied. As a result, in the second quarter of 2015, the 35,217,112 subordinated units held by Phillips 66 converted into common units on a one-for-one basis, and thereafter participate on terms equal with all other common units in distributions of available cash. The conversion of the subordinated units does not impact the amount of cash distributions paid by us or the total number of outstanding units.

Note 12—Debt

Long-term debt at December 31, 2015 and 2014 was:

	Millions of Dollars
	2015	2014

2.646% Senior Notes due 2020	$300.0	—
3.605% Senior Notes due 2025	500.0	—
4.680% Senior Notes due 2045	300.0	—
Revolving credit facility	—	18.0
Note payable to Phillips 66 due 2019 at 3.0%	—	160.0
Note payable to Phillips 66 due 2019 at 3.1%	—	244.0
Note payable to Phillips 66 due 2019 at 2.9%	—	7.6
Note payable to Phillips 66 due 2020 at 3.0% at year-end 2015 and 4.5% at year-end 2014*	241.0	88.0
Debt at face value*	1,341.0	517.6
Unamortized discounts and debt issuance costs	(9.3)	—
Total debt*	1,331.7	517.6
Short-term debt	—	—
Long-term debt*	$1,331.7	517.6
*Financial information has been retrospectively adjusted for the Sweeny Fractionator Acquisition.

Senior Notes
On February 23, 2015, we closed on the Notes Offering of $1.1 billion aggregate principal amount of unsecured senior notes consisting of:

•	$300 million of 2.646% Senior Notes due February 15, 2020.

•	$500 million of 3.605% Senior Notes due February 15, 2025.

•	$300 million of 4.680% Senior Notes due February 15, 2045.

Total proceeds (net of underwriting discounts) received from the Notes Offering were $1,092.0 million. We utilized a portion of the net proceeds to partially fund the acquisition of the Sand Hills, Southern Hills and Explorer equity investments. In addition, the Partnership used a portion of the proceeds to repay the three notes payable to a subsidiary of Phillips 66. Interest on each series of senior notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2015.

As of December 31, 2015, the aggregate fair value of the senior notes was $939.1 million, which we estimated using quoted market prices of comparable notes. The fair value was determined using Level 2 inputs.

Revolving Credit Facility
On November 21, 2014, we entered into a first amendment (the Amendment) to our revolving credit agreement (the Credit Agreement) with several commercial lending institutions (the Credit Agreement and the Amendment are referred to as the Amended Credit Agreement). The Amendment increased the available amount to $500 million from $250 million and extended the termination date to November 21, 2019. We have the option to increase the overall capacity of the Amended Credit Agreement by up to an additional $250 million, for a total of $750 million, subject to, among other things, the consent of the existing lenders whose commitments would be increased or any additional lenders providing such additional capacity. We also have the option to extend the Amended Credit Agreement for two additional one-year terms after November 21, 2019, subject to, among other things, the consent of the lenders holding the majority of the commitments and each lender extending its commitment. During the first quarter of 2015, we repaid all amounts borrowed under our revolving credit facility. No amounts were outstanding at December 31, 2015.

Notes Payable
On March 1, 2014, we entered into an agreement with certain subsidiaries of Phillips 66 as part of the consideration for the Gold Line/Medford Acquisition pursuant to which we assumed a 5-year, $160 million note payable to a subsidiary of Phillips 66. The note payable bore interest at a fixed rate of 3 percent per annum. Interest on the note was payable quarterly, and all principal and accrued interest was due and payable at maturity on February 28, 2019. At December 31, 2014, the carrying value and fair value of this note were $160.0 million and $162.7 million, respectively.

On December 1, 2014, we entered into an agreement with certain subsidiaries of Phillips 66 as part of the consideration for the Bayway/Ferndale/Cross-Channel Acquisition pursuant to which we assumed a 5-year, $244 million note payable to a subsidiary of Phillips 66 that bore interest at a fixed rate of 3.1 percent per annum. Interest on the note was payable quarterly, and all principal and accrued interest was due and payable at maturity on December 1, 2019. At December 31, 2014, the carrying value and fair value of this note were $244.0 million and $245.2 million, respectively.

On December 10, 2014, we entered in an agreement with certain subsidiaries of Phillips 66 as part of the consideration for the Palermo Rail Terminal Project Acquisition pursuant to which we assumed a 5-year, $7.6 million note payable to a subsidiary of Phillips 66 that bore interest at a fixed rate of 2.9 percent per annum. Interest on the note was payable quarterly, and all principal and accrued interest was due and payable at maturity on December 1, 2019. At December 31, 2014, the carrying value and fair value of this note were $7.6 million and $7.5 million, respectively.

During the first quarter of 2015, we repaid all amounts borrowed under these notes to Phillips 66’s subsidiaries.

On March 1, 2016, we entered into an agreement with certain subsidiaries of Phillips 66 as part of the consideration for the Sweeny Fractionator Acquisition pursuant to which we assumed a 5-year, $212 million note payable, due October 1, 2020, to a subsidiary of Phillips 66. Interest on the note is payable quarterly at a fixed rate of 3.0 percent per annum. Our debt balances have been retrospectively adjusted to reflect this note. At December 31, 2015, the carrying value and the fair value of this note were $241.0 million and $240.3 million, respectively.

We calculated the fair values of these notes with a discounted cash flow model, using discount rates that approximate the rates we observed in the market for similar entities with debts of comparable durations. We increased these discount rates by 20 basis points to reflect structuring fees. Given the methodology employed, we classified the quality of these fair values as Level 2.

Note 13—Equity

Common Units Offering
In February 2015, we completed the public offering of an aggregate of 5,250,000 common units representing limited partner interests at a price of $75.50 per common unit (Units Offering). The Partnership received proceeds (net of underwriting discounts) of $384.5 million from the Units Offering. The Partnership utilized a portion of the net proceeds from the Units Offering to partially fund the acquisition of the Sand Hills, Southern Hills and Explorer equity investments and to repay amounts outstanding under our revolving credit facility. We used the remaining proceeds to fund expansion capital expenditures and for general partnership purposes.

Note 14—Contingencies

From time to time, lawsuits involving a variety of claims that arise in the ordinary course of business may be filed against us. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies (other than those related to income taxes), we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the case of income-tax-related contingencies, we use a cumulative probability-weighted loss accrual in cases where sustaining a tax position is less than certain.

Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our consolidated financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include any contingent liabilities recorded for environmental remediation, tax and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other potentially responsible parties. Estimated future costs related to tax and legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Environmental
We are subject to federal, state and local environmental laws and regulations. We record accruals for environmental liabilities based on management’s best estimates, using all information that is available at the time. We measure estimates and base liabilities on currently available facts, existing technology, and presently enacted laws and regulations, taking into account stakeholder and business considerations. When measuring environmental liabilities, we also consider our prior experience in remediation of contaminated sites, other companies’ cleanup experience, and data released by the U.S. Environmental Protection Agency or other organizations. We consider unasserted claims in our determination of environmental liabilities, and we accrue them in the period they are both probable and reasonably estimable.

In April 2015, our pipeline that transports products from the Hartford Terminal to a dock on the Mississippi River experienced a diesel fuel release of approximately 800 barrels. The release was halted on the same day, and cleanup and remediation efforts followed. Costs recognized during 2015 associated with cleanup and remediation of the release were $5.0 million. We continue to work with the appropriate authorities and costs are subject to change if additional information regarding the extent of the environmental impact of the release becomes known. We carry property and third-party liability insurance, each in excess of $5.0 million self-insured retentions.

At December 31, 2015, we had $1.6 million of environmental accruals. In the future, we may be involved in additional environmental assessments, cleanups and proceedings. See Note 10—Asset Retirement Obligations and Accrued Environmental Costs, for a summary of our accrued environmental liabilities.

Legal Proceedings
Under our amended omnibus agreement, Phillips 66 provides certain services for our benefit, including legal support services, and we pay an operational and administrative support fee for these services. Phillips 66’s legal organization applies its knowledge, experience and professional judgment to the specific characteristics of our cases, employing a litigation management process to manage and monitor the legal proceedings against us. The process facilitates the early evaluation and quantification of potential exposures in individual cases and enables tracking of those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, Phillips 66’s legal organization regularly assesses the adequacy of current accruals and determines if adjustment of existing accruals, or establishment of new accruals, is required. As of December 31, 2015 and 2014, we did not have any material accrued contingent liabilities associated with litigation matters.

Indemnification
Under our amended omnibus agreement, Phillips 66 will indemnify us for certain environmental liabilities, tax liabilities, and litigation and other matters attributable to the ownership or operation of the assets contributed to us in connection with the Offering (the Initial Assets) and which arose prior to the closing of the Offering. Indemnification for any unknown environmental liabilities provided therein is limited to liabilities due to occurrences prior to the closing of the Offering and that are identified before the fifth anniversary of the closing of the Offering, subject to an aggregate deductible of $0.1 million before we are entitled to indemnification. Indemnification for litigation matters provided therein (other than legal actions pending at the closing of the Offering) is subject to an aggregate deductible of $0.2 million before we are entitled to indemnification. Phillips 66 will also indemnify us under our amended omnibus agreement for failure to obtain certain consents, licenses and permits necessary to conduct our business, including the cost of curing any such condition, in each case that is identified prior to the fifth anniversary of the closing of the Offering, subject to an aggregate deductible of $0.2 million before we are entitled to indemnification. We have agreed to indemnify Phillips 66 for events and conditions associated with the ownership or operation of the Initial Assets that occur on or after the closing of the Offering and for certain environmental liabilities related to the Initial Assets to the extent Phillips 66 is not required to indemnify us. For assets acquired from Phillips 66 after the Offering, Phillips 66 indemnifies us for certain environmental liabilities, tax liabilities, and litigation and other matters attributable to these assets.  This indemnity is subject to a deductible of one percent of the purchase price and an aggregate cap of 10 to 15 percent of the purchase price.

Excluded Liabilities of Acquired Assets
Pursuant to the terms of the various agreements under which we acquired assets from Phillips 66 since the Offering, Phillips 66 assumed the responsibility for any liabilities arising out of or attributable to the ownership or operation of the assets, or other activities occurring in connection with and attributable to the ownership or operation of the assets, prior to the effective date of each acquisition. We have assumed, and have agreed to pay, discharge and perform as and when due, all liabilities arising out of or attributable to the ownership or operation of the assets, or other activities occurring in connection with and attributable to the ownership or operation of the assets, from and after the effective date of each acquisition.

Note 15—Leases

Lessor
We have certain services agreements with Phillips 66 that are considered operating leases under GAAP. These agreements include escalation clauses to adjust transportation tariffs and terminaling and storage fees to reflect changes in price indices. Revenues from these agreements are recorded within “Operating revenues—related parties” on our consolidated statement of income.

As of December 31, 2015, future minimum payments to be received related to these agreements were estimated to be:

Millions of Dollars*

2016	$319.3
2017	320.5
2018	301.7
2019	271.1
2020	267.3
2021 and thereafter	1,029.5
Total	$2,509.4
*Financial information has been retrospectively adjusted for the Sweeny Fractionator Acquisition.

Lessee
We have a lease agreement with Phillips 66 for using the land underlying or associated with the Bayway Rail Rack. Effective December 1, 2014, the land lease has a primary term of 40 years and is considered an operating lease under GAAP. Due to the economic infeasibility to cancel the land lease, we consider the lease non-cancellable. For the year ended December 31, 2015, the operating lease rental expense was $1.9 million. The future minimum lease payments as of December 31, 2015, for the operating lease obligation were:

Millions of Dollars

2016	$1.9
2017	1.9
2018	1.9
2019	1.9
2020	1.9
Remaining years	64.1
Total minimum lease payments	$73.6

Note 16—Employee Benefit Plans

Neither we nor our subsidiaries have any employees. Our General Partner has the sole responsibility for providing the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by Phillips 66. Those employees participate in the pension, postretirement health insurance and defined contribution benefit plans sponsored by Phillips 66. Most employees of Phillips 66 who provide direct support to our operations do so under the provisions of the amended operational services agreement, which burdens labor charges with benefit costs. For those remaining Phillips 66 employees who directly support our business, their pension, postretirement health insurance and defined contribution benefit plan costs were $0.4 million, $0.3 million and $0.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Note 17—Unit-Based Compensation

The Board of Directors of our General Partner adopted the Phillips 66 Partners LP 2013 Incentive Compensation Plan (the ICP) in the third quarter of 2013.  Awards under the ICP are available for officers, directors and employees of our General Partner or its affiliates, and any consultants or other individuals who perform services for the Partnership.  The ICP allows for the grant of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards.  The ICP limits the number of common units that may be delivered pursuant to awards to 2,500,000, subject to proportionate adjustment in the event of unit splits and similar events.

From the closing of the Offering through December 31, 2015, we have only issued phantom units to non-employee directors under the ICP.  A phantom unit entitles the recipient to receive cash equal to the fair market value of a common unit on the date the phantom unit is settled after the vesting period (settlement date), and to also receive a distribution equivalent each quarter between the grant date and the settlement date in an amount equal to any cash distributions paid on a common unit during that time. During the years ended December 31, 2015, 2014, and 2013, we granted a total of 2,343; 4,161; and 2,171 phantom units, respectively, to three non-employee directors of the Partnership. On the grant date, phantom units awarded to non-employee directors become non-forfeitable; therefore we immediately recognize expense equal to the grant-date fair value of the award.  These phantom units do not convey voting rights.

Note 18—Income Taxes

We are not a taxable entity for U.S. federal income tax purposes or for the majority of states that impose an income tax. Taxes on our net income generally are borne by our partners through the allocation of taxable income. Our income tax provision results from state laws that apply to entities organized as partnerships, primarily Texas.

Income taxes charged to income were:

	Millions of Dollars
	2015*	2014	2013

Current	$0.3	0.5	0.4
Deferred	0.1	0.3	0.1
Total	$0.4	0.8	0.5
*Financial information has been retrospectively adjusted for the Sweeny Fractionator Acquisition.

At December 31, 2015 and 2014, we had a net deferred tax liability of $0.2 million and a net deferred tax asset of $0.5 million, respectively. The deferred tax liability was primarily associated with PP&E and equity investments. The deferred tax asset was primarily associated with PP&E, partially offset by deferred rentals. In conjunction with the acquisition of Sand Hills, Southern Hills and Explorer, a deferred tax liability of $0.7 million was recorded in the equity account titled General partner - Phillips 66.

Our effective tax rate was 0.2 percent, 0.7 percent and 0.6 percent, respectively, for the years ended December 31, 2015, 2014 and 2013. The lower effective tax rate in 2015 was primarily associated with a decrease in the amount of income subject to Texas tax.

As of December 31, 2015 and 2014, we had no liability reported for unrecognized tax benefits, and we did not have any interest or penalties related to income taxes for the years ended December 31, 2015, 2014 and 2013. Texas and Illinois tax returns for 2013 to 2015 are subject to examination.

Note 19—Cash Flow Information

The 2014 and 2015 acquisitions had cash and noncash elements. The common and general partner units issued to Phillips 66 in the Gold Line/Medford, Bayway/Ferndale/Cross-Channel, and Sand Hills/Southern Hills/Explorer acquisitions were assigned no value, because the cash consideration and note payable assumption exceeded the historical net book value of the acquired assets for each acquisition. Accordingly, the units issued for these acquisitions had no impact on partner capital balances, other than changing ownership percentages.

Gold Line/Medford Acquisition
We attributed $138.0 million of the total $400.0 million cash consideration paid to the historical book value of the assets acquired (an investing cash outflow).  The remaining $262.0 million of excess cash consideration was deemed a distribution to our General Partner (a financing cash outflow).  The assumption of the $160.0 million note payable was deemed a noncash distribution to our General Partner (a noncash financing activity).  Together, the excess cash consideration and the assumption of the note payable resulted in a $422.0 million reduction in our General Partner’s capital balance.

Bayway/Ferndale/Cross-Channel Acquisition
The historical net book value of the assets acquired in the Bayway/Ferndale/Cross-Channel Acquisition was $160.1 million. Cash consideration was $35.0 million, of which we paid $28.0 million in December 2014 (an investing cash outflow) and $7.0 million was reflected as a payable to Phillips 66 at December 31, 2014.  We attributed $125.1 million of the $244.0 million note payable assumed to the remaining historical book value of the net assets acquired (noncash investing and financing activities). The remaining $118.9 million of the note payable assumed was deemed a noncash distribution to our General Partner (a noncash financing activity), which reduced our General Partner’s capital balance by that amount.

Palermo Rail Terminal Project Acquisition
The historical book value of the Palermo Rail Terminal project was $41.6 million. Cash consideration was $28.0 million, of which we paid $26.5 million in December 2014 (an investing cash outflow) and $1.5 million was reflected as a payable to Phillips 66 at December 31, 2014. Noncash consideration consisted of the assumption of a $7.6 million note payable (noncash investing and financing activities) and the issuance of common and general partner units to Phillips 66 with an aggregate allocated value of $6.0 million (a noncash financing activity).

Eagle Ford Gathering System Project Acquisition
We paid consideration of $11.8 million for the Eagle Ford Gathering System project, the same as its historical book value. In December 2014, $5.5 million of the consideration was cash paid (an investing cash outflow), and $6.3 million was reflected as a payable to Phillips 66 at December 31, 2014.

Sand Hills, Southern Hills and Explorer Acquisition
We attributed $734.3 million of the total $880.0 million cash consideration paid to the investment balance of the Sand Hills, Southern Hills and Explorer equity investments acquired (an investing cash outflow). The remaining $145.7 million of excess cash consideration was deemed a distribution to our General Partner (a financing cash outflow).

Bayou Bridge Joint Venture Acquisition
Total consideration paid for the transaction was approximately $69.6 million, consisting of the assumption of a $34.8 million note payable to Phillips 66 that was immediately paid in full (an investing cash outflow), and the issuance of common and general partner units to Phillips 66 with an aggregate fair value of $34.8 million (a noncash investing and financing activity).

Our capital expenditures and investments consisted of:

	Millions of Dollars
	2015*	2014*	2013*
Capital Expenditures and Investments
Capital expenditures and investments attributable to Predecessors	$611.0	588.2	112.2
Capital expenditures and investments attributable to the Partnership	205.0	66.1	3.9
Total capital expenditures and investments	$816.0	654.3	116.1
*Financial information has been retrospectively adjusted for the Sweeny Fractionator Acquisition.

	Millions of Dollars
	2015*	2014*	2013*
Capital Expenditures and Investments
Cash capital expenditures and investments	872.5	545.7	102.6
Change in capital expenditure accruals	(56.5)	108.6	13.5
Total capital expenditures and investments	$816.0	654.3	116.1
*Financial information has been retrospectively adjusted for the Sweeny Fractionator Acquisition.

	Millions of Dollars
	2015	2014	2013
Other Noncash Investing and Financing Activities
Certain liabilities of acquired assets retained by Phillips 66(1)	$—	14.8	—
Contributions of net assets into joint ventures	43.1	—	—

Cash Payments
Interest and debt expense	$17.8	3.3	0.3
Income taxes	0.3	0.2	—
(1)Certain liabilities of assets acquired from Phillips 66 were retained by Phillips 66, pursuant to the terms of various agreements under which we acquired assets from Phillips 66 since the Offering. See Note 14—Contingencies for additional information on these excluded liabilities associated with the Acquired Assets.

Note 20—Other Financial Information

	Millions of Dollars
	2015*	2014*	2013
Interest and Debt Expense
Incurred
Debt	$43.9	7.0	0.3
Other	1.1	—	—
	45.0	7.0	0.3
Capitalized	(11.1)	(1.7)	—
Expensed	$33.9	5.3	0.3

Other Income
Interest Income	$0.2	0.1	0.2
Co-venturer contractual make-whole payments	5.2	—	—
Total other income	$5.4	0.1	0.2
* Financial information has been retrospectively adjusted for the Sweeny Fractionator Acquisition.

Note 21—Related Party Transactions

Commercial Agreements
In connection with the Offering and subsequent acquisitions from Phillips 66, we entered into multiple commercial agreements with Phillips 66, including transportation services agreements, terminal services agreements, storage services agreements, stevedoring services agreements, fractionation services agreement and rail terminal services agreements. Under these long-term, fee-based agreements, we provide transportation, terminaling, storage, stevedoring, fractionation and rail terminal services to Phillips 66, and Phillips 66 commits to provide us with minimum quarterly throughput volumes of NGL, crude oil and refined petroleum products or minimum monthly service fees. Under our transportation and terminaling services agreements, if Phillips 66 fails to transport, throughput or store its minimum throughput volume during any quarter, then Phillips 66 will pay us a deficiency payment based on the calculation described in the agreement.

Amended Operational Services Agreement
Under our amended operational services agreement, we reimburse Phillips 66 for providing certain operational services to us in support of our pipelines, terminaling, fractionation and storage facilities. These services include routine and emergency maintenance and repair services, routine operational activities, routine administrative services, construction and related services and such other services as we and Phillips 66 may mutually agree upon from time to time.

Amended Omnibus Agreement
The amended omnibus agreement addresses our payment of an annual operating and administrative support fee and our obligation to reimburse Phillips 66 for all other direct or allocated costs and expenses incurred by Phillips 66 in providing general and administrative services. Additionally, the omnibus agreement addresses Phillips 66’s indemnification to us and our indemnification to Phillips 66 for certain environmental and other liabilities related to our assets, and the prefunding of certain projects by Phillips 66. Further, it addresses the granting of a license from Phillips 66 to us with respect to the use of certain Phillips 66 trademarks. In connection with the Sweeny Fractionator Acquisition, we entered into the fourth amendment to the omnibus agreement with Phillips 66. Pursuant to this amendment, Phillips 66 provides for additional services to us in connection with the Acquired Assets, and the monthly operational and administrative support fee payable by us to Phillips 66 increased from $2.5 million to $3.0 million, as of the Effective Date.

Tax Sharing Agreement
In connection with the Offering, we entered into a tax sharing agreement with Phillips 66 pursuant to which we will reimburse Phillips 66 for our share of state and local income and other taxes incurred by Phillips 66 as a result of our results of operations being included in a combined or consolidated tax return filed by Phillips 66 with respect to taxable periods including or beginning on or after the closing date of the Offering. The amount of any such reimbursement will be limited to the tax that we (and our subsidiaries) would have paid had we not been included in a combined group with Phillips 66. Phillips 66 may use its tax attributes to cause its combined or consolidated group, of which we may be a member for this purpose, to owe no tax. However, we would nevertheless reimburse Phillips 66 for the tax we would have owed had the attributes not been available or used for our benefit, even though Phillips 66 had no cash expense for that period.

Related Party Transactions
Significant related party transactions included in operating and maintenance expenses, general and administrative expenses and interest and debt expense were:

	Millions of Dollars
	2015*	2014*	2013*

Operating and maintenance expenses	$43.8	32.1	25.9
General and administrative expenses	26.3	22.5	18.3
Interest and debt expense	1.9	4.7	—
Total	$72.0	59.3	44.2
*Financial information has been retrospectively adjusted for the Sweeny Fractionator Acquisition.

We pay Phillips 66 a monthly operational and administrative support fee under the terms of our amended omnibus agreement in the amount of $2.5 million. In prior periods, the monthly fee paid to Phillips 66 was $1.1 million from July 26, 2013, through February 28, 2014, $2.3 million from March 1, 2014, through November 30, 2014, and $2.4 million from December 1, 2014 through March 1, 2015.

The operational and administrative support fee is for the provision of certain services, including: executive services; financial and administrative services (including treasury and accounting); information technology; legal services; corporate health, safety and environmental services; facility services; human resources services; procurement services; corporate engineering services, including asset integrity and regulatory services; logistical services; asset oversight, such as operational management and supervision; business development services; investor relations; tax matters; and public company reporting services. We also reimburse Phillips 66 for all other direct or allocated costs incurred on behalf of us, pursuant to the terms of our amended omnibus agreement. The classification of these charges between operating and maintenance expenses and general and administrative expenses is based on the functional nature of the services being performed for our operations. Under our amended operational services agreement, we reimburse Phillips 66 for the provision of certain operational services to us in support of our pipelines, rail racks, fractionator and terminaling and storage facilities. Additionally, we pay Phillips 66 for insurance services provided to us. Operating and maintenance expenses also include volumetric gain/loss associated with volumes transported by Phillips 66.

Note 22—New Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).”  In the new standard, the FASB modified its determination of whether a contract is a lease rather than whether a lease is a capital or operating lease under the previous GAAP. A contract represents a lease if a transfer of control occurs over an identified property, plant and equipment for a period of time in exchange for consideration. Control over the use of the identified asset includes the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct its use.  The FASB continued to maintain two classifications of leases - financing and operating - which are substantially similar to capital and operating leases in the previous lease guidance.  Under the new standard, recognition of assets and liabilities arising from operating leases will require recognition on the balance sheet.  The effect of all leases in the statement of comprehensive income and the statement of cash flows will be largely unchanged.  Lessor accounting will also be largely unchanged.  Additional disclosures will be required for financing and operating leases for both lessors and lessees.  Public business entities should apply the guidance in ASU 2016-02 for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted.  We are currently evaluating the provisions of ASU 2016-02 and assessing its impact on our financial statements.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments-Overall (Subtopic 825-10),” to meet its objective of providing more decision-useful information about financial instruments. The majority of this ASU’s provisions amend only the presentation or disclosures of financial instruments; however, one provision will also affect net income. Equity investments carried under the cost method or lower of cost or fair value method of accounting, in accordance with current GAAP, will have to be carried at fair value upon adoption of ASU 2016-01, with changes in fair value recorded in net income. For equity investments that do not have readily determinable fair values, a company may elect to carry such investments at cost less impairments, if any, adjusted up or down for price changes in similar financial instruments issued by the investee, when and if observed. Public business entities should apply the guidance in ASU 2016-01 for annual periods beginning after December 15, 2017, and interim periods within those annual periods, with early adoption prohibited. We are currently evaluating the provisions of ASU 2016-01 and assessing the impact, if any, it may have on our financial position and results of operations.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes - Balance Sheet Classification of Deferred Taxes.” The new update will simplify the presentation of deferred income taxes and will require deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The classification shall be made at the tax-paying component level of an entity, after reflecting any offset of deferred tax liabilities, deferred tax assets and any related valuation allowances. Public business entities should apply the guidance in ASU 2015-17 for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early application for public entities is permitted. The amendments can be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. We adopted ASU 2015-17 effective in the first quarter of 2016.  The adoption did not impact our consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-10, “Development Stage Entities (Topic 915).” The new standard removes the definition of a development stage entity from the Master Glossary of Accounting Standard Codification and the related financial reporting requirements specific to development stage entities. This ASU is intended to reduce cost and complexity of financial reporting for entities that have not commenced planned principal operations. For financial reporting requirements other than the VIE guidance in ASC Topic 810, “Consolidation,” ASU 2014-10 was effective for annual and quarterly reporting periods of public entities beginning after December 15, 2014. For the financial reporting requirements related to variable interest entities in ASC Topic 810, “Consolidation,” ASU 2014-10 is effective for annual and quarterly reporting periods of public entities beginning after December 15, 2015. Early application for public entities is permitted. We are currently evaluating the provisions of ASU 2014-10. Our preliminary assessment indicates that additional disclosures related to VIEs may be required for our joint ventures if the planned principal operations have not commenced.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” The new standard converged guidance on recognizing revenues in contracts with customers under GAAP and International Financial Reporting Standards. This ASU is intended to improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” The amendment in this ASU defers the effective date of ASU 2014-09 for all entities for one year. Public business entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier adoption is permitted only as of annual reporting periods beginning after December 31, 2016, including interim reporting periods within that reporting period. Retrospective or modified retrospective application of the accounting standard is required. We are currently evaluating the provisions of ASU 2014-09 and assessing the impact, if any, it may have on our financial position and results of operations. As part of our assessment work to-date, we have formed an implementation work team, completed training of the new ASU’s revenue recognition model and begun contract review and documentation.